Exhibit 99.2

FOR IMMEDIATE RELEASE

April 7, 2006

Owens & Minor Announces Successful Public Offering of

$200 million of 6.35% Senior Notes due 2016

The Company will use the net proceeds to fund its tender offer for its outstanding

$200 million 8 1/2% Senior Subordinated Notes due 2011

Richmond, VA….(NYSE-OMI) Owens & Minor, Inc. (the “Company”) announced today that it successfully completed its public offering of $200 million of its 6.35% Senior Notes due 2016 (the “New Notes”) and that it had accepted tenders from holders of 99.99% of the Company’s 8 1/2% Senior Subordinated Notes due 2011 (the “Existing Notes”) pursuant to its previously announced tender offer and consent solicitation for any and all of its outstanding $200 million of Existing Notes.

Completion of New Notes Offering

The New Notes were offered to the public at a price of $999.39 per $1,000 note, under a registration statement filed with the Securities and Exchange Commission on April 3, 2006. The New Notes are general senior unsecured obligations of the Company, pay interest semi-annually and are guaranteed on a senior unsecured basis by the Company’s subsidiaries that incur or guarantee debt under the Company’s revolving credit facility.

Consistent with its existing corporate credit rating, Owens & Minor was assigned an investment grade rating of “BBB-” from Standard & Poor’s, along with a rating of “Ba2” from Moody’s, for the New Notes. In addition, Owens & Minor received an investment grade rating of “BBB-” from Fitch Ratings for these New Notes.

As previously announced, the Company intends to use the net proceeds from the New Notes, together with cash on hand, to fund its tender offer to purchase for cash any and all of the Existing Notes.

Acceptance of Requisite Consents

The tender offer for the Existing Notes includes a consent solicitation to proposed amendments to eliminate substantially all of the covenants and certain events of default in the indenture relating to the Existing Notes. As of 5:00 p.m., New York City time, on April 3, 2006 (the “Consent Date”), tenders and consents were received with respect to $199,980,000 aggregate principal amount of the Existing Notes (99.99% of the total outstanding principal amount of the Existing Notes). Following the completion of the offering of the New Notes, the Company accepted and paid for all of the tenders and consents received as of the Consent Date. Holders who tendered on or prior to the Consent Date received total consideration of $1,050.23, including a $30.00 consent payment per $1,000 of Existing Notes properly tendered.

Holders of the Existing Notes who properly tender after the Consent Date and on or prior to 11:59 p.m., New York City time, on April 17, 2006, will be eligible to receive the tender consideration which equals $1,020.23 per $1,000 of Existing Notes. The tender consideration is the total consideration minus the $30.00 consent payment.

The exact terms and conditions of the tender offer and consent solicitation are specified in, and qualified in their entirety by, the Company’s Offer to Purchase and Consent Solicitation Statement, dated March 21, 2006 (the “Offer to Purchase”).

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Lehman Brothers Inc. is acting as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The information agent for the tender offer and consent solicitation is Georgeson Shareholder Communications, Inc. The depositary for the tender offer and consent solicitation is SunTrust Bank. Questions regarding the tender offer and consent solicitation may be directed to Lehman Brothers Inc., telephone number 800-438-3242 (toll free) and 212-528-7581 (call collect). Requests for copies of the Offer to Purchase and related documents may be directed to Georgeson Shareholder Communications, Inc., telephone number 800-868-1351 (toll free) and 212-440-9800 (banks and brokerage firms). Detailed contact information for SunTrust Bank is provided in the Offer to Purchase.

This press release shall not constitute an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the Existing Notes. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and the related Consent and Letter of Transmittal.

Lehman Brothers acted as the sole book-running manager, Banc of America Securities LLC, Citigroup and SunTrust Robinson Humphrey were senior co-managers and JPMorgan, KeyBanc Capital Markets and Wachovia Securities were co-managers for the public offering of the New Notes. A registration statement relating to the New Notes was filed and declared effective on April 3, 2006. Copies of the final prospectus relating to the offering of the New Notes can be obtained from Lehman Brothers, 745 7th Avenue, New York, NY 10019, 1-888-603-5847, or from the Securities and Exchange Commission database (EDGAR®) at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the New Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Safe Harbor Statement

This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Certain Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission.

Owens & Minor, Inc., a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

CONTACT:

Jeff Kaczka, Senior Vice President & CFO, 804-723-7500; jeff.kaczka@owens-minor.com; Mike Lowry, Vice President, FP&A, 804-723-7566; mike.lowry@owens-minor.com. or Trudi Allcott, Director, Investor Communications and Media Relations, 804-723-7555; truitt.allcott@owens-minor.com

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